As filed with the Securities and Exchange Commission on July 8, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHRONOSCALE HOLDINGS CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	99-0367049
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

ChronoScale Holdings Corporation

3811 Turtle Creek Blvd. Suite 2100

Dallas, Texas 75219

(Address of principal executive offices) (Zip code)

ChronoScale Holdings Corporation

2026 Omnibus Equity Incentive Plan

(Full title of the plan)

Ying Cenly Chen, Chief Executive Officer

3811 Turtle Creek Blvd. Suite 2100

Dallas, Texas 75219

214-427-1704

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Steven E. Siesser, Esq.

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

(212) 204-8688

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On July 1, 2026, ChronoScale Holdings Corporation, a Nevada corporation (the “Company”), became the successor issuer to ChronoScale Corporation (f/k/a Ekso Bionics Holdings, Inc.), a Nevada corporation (“ChronoScale”), pursuant to a corporate holding company transaction completed in accordance with Section 92A.134 of the Nevada Revised Statutes (the “Holding Company Transaction”). Upon consummation of the Holding Company Transaction, each outstanding share of ChronoScale common stock was converted on a one-for-one basis into a share of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and the Company became the publicly traded parent company of ChronoScale.

In connection with the Holding Company Transaction, the Company assumed all outstanding equity awards previously granted under the ChronoScale Corporation 2026 Omnibus Equity Incentive Plan (as amended, the “Legacy Plan,” and as adjusted to reflect that shares will be issued by the Company, the “Plan”). Such awards remain outstanding and continue to be governed by the terms of the Legacy Plan and the applicable award agreements, except that references to ChronoScale have been conformed, as appropriate, to reflect the Holding Company Transaction and the Company’s assumption of the awards. All future equity awards will be granted under the Plan.

INTRODUCTION

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by the Company to register an aggregate of 25,800,000 shares of Common Stock consisting of (i) 22,500,000 shares of Common Stock, initially reserved for issuance under the Legacy Plan, which was approved by the Company’s Board of Directors and its stockholders holding approximately 50.4% of the voting power of the Company’s outstanding voting securities on February 20, 2026, and (ii) 3,300,000 shares of Common Stock that may be issued pursuant to the Plan as a result of the share “recycling” provisions under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this Registration Statement and will be sent or given to employees in accordance with the provisions of Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents that the Registrant has previously filed with the Securities and Exchange Commission (the “SEC”):

(1)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the SEC on February 23, 2026, as amended on April 10, 2026 (the “Annual Report”);

(2)	our Quarterly Report on Form 10-Q for the fiscal year ended March 31, 2026 filed with the SEC on April 28, 2026;

(3)	our Definitive Information Statement on Schedule 14C filed with the SEC on April 3, 2026;

(4)

our Current Reports on Form 8-K filed with the SEC on January 22, 2026, February 17, 2026, May 4, 2026, June 4, 2026, June 26, 2026, June 30, 2026 and July 1, 2026, and our Current Reports on Form 8-K/A filed with the SEC on May 5, 2026, May 20, 2026 and June 30, 2026 (other than any portions thereof deemed furnished and not filed); and

(5)	the description of our common stock contained in our Registration Statements on Form 8-A filed with the SEC on May 6, 2015 and August 8, 2016, including any amendment or report filed for the purpose of updating such description, including the Description of Securities filed as Exhibit 4.1 to our Current Report on Form 8-K filed with the SEC on July 1, 2026.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the SEC shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 78.138 of the Nevada Revised Statutes, or NRS, provides that, unless the corporation’s articles of incorporation provide otherwise, a director or officer will not be individually liable unless the presumption that it is acting in good faith and on an informed basis with a view to the interests of the corporation has been rebutted, and it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud, or a knowing violation of the law. Our Second Amended and Restated Articles of Incorporation, as amended, provide that no director or officer shall have any personal liability to the Company or its stockholders for damages for breach of fiduciary duty as a director or officer, except for (i) acts that involve intentional misconduct, fraud, or a knowing violation of the law or (ii) the payment of dividends in violation of Nevada corporate law.

Section 78.7502(1) of the NRS provides that a corporation may indemnify, pursuant to that statutory provision, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise or as a manager of a limited liability company, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he is not liable pursuant to NRS 78.138 or if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

NRS 78.7502(2) permits a corporation to indemnify, pursuant to that statutory provision, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification pursuant to NRS 78.7502 may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after any appeals taken therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. NRS 78.751(1) provides that a corporation shall indemnify any person who is a director, officer, employee or agent of the corporation, against expenses actually and reasonably incurred by the person in connection with defending an action (including, without limitation, attorney’s fees), to the extent that the person is successful on the merits or otherwise in defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a manager of a limited liability company, or any claim, issue or matter in such action.

NRS 78.751 provides that the indemnification pursuant to NRS 78.7502 shall not be deemed exclusive or exclude any other rights to which the indemnified party may be entitled (except that indemnification may not be made to or on behalf of any director or officer finally adjudged by a court of competent jurisdiction, after exhaustion of any appeals taken therefrom, to be liable for intentional misconduct, fraud or a knowing violation of the law and such intentional misconduct, fraud or a knowing violation of the law was material to the cause of action) and that the indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators. NRS 78.752 permits a corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities.

Section 78.752 of the NRS provides that a Nevada company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee, or agent of the company, or is or was serving at the request of the company as a director, officer, employee, or agent of another company, partnership, joint venture, trust, or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee, or agent, or arising out of his status as such, whether or not the company has the authority to indemnify him against such liability and expenses.

Our Amended and Restated Bylaws, as amended (the “Bylaws”), provide that the Corporation shall, to the fullest extent not prohibited by applicable law, pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition.

In addition, we have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments and fines incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers or any other company or enterprise to which the person provides services at our request.

We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Articles of Incorporation of ChronoScale Holdings Corporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 1, 2026)
4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on July 1, 2026)
4.3*	Form of Incentive Stock Option Grant Agreement
4.4*	Form of Nonqualified Stock Option Grant Agreement
4.5*	Form of Restricted Stock Award Agreement
4.6*	Form of Restricted Stock Unit Award Agreement
4.7*	Form of Performance Stock Unit Award Agreement
5.1*	Opinion of Snell & Wilmer L.L.P.
23.1*	Consent of WithumSmith+Brown, PC
23.2*	Consent of CBIZ CPAs P.C.
23.3*	Consent of Snell & Wilmer L.L.P. (included in Exhibit 5.1)
24.1*	Power of Attorney (contained on signature page)
99.1	2026 Omnibus Equity Incentive Plan of ChronoScale Holdings Corporation (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on July 1, 2026)
107*	Filing Fee Table.

*	Filed herewith.
**	Annexes, schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, Texas, on July 8, 2026.

CHRONOSCALE CORPORATION

By:	/s/ Ying Cenly Chen
Ying Cenly Chen
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Ying Cenly Chen and Jerome Wong, or either one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments or supplements (including post-effective amendments filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent or either one of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Person	Capacity	Date

/s/ Ying Cenly Chen	Chief Executive Officer, Director	July 8, 2026
Ying Cenly Chen	(Principal Executive Officer)

/s/ Jerome Wong	Chief Financial Officer	July 8, 2026
Jerome Wong	(Principal Financial Officer)

/s/ Wes Cummins	Chairman	July 8, 2026
Wes Cummins

/s/ Ella Benson	Director	July 8, 2026
Ella Benson

/s/ William M. Clancy	Director	July 8, 2026
William M. Clancy

/s/ Scott G. Davis	Director	July 8, 2026
Scott G. Davis

/s/ Douglas Miller	Director	July 8, 2026
Douglas Miller

/s/ Richard Nottenburg	Director	July 8, 2026
Richard Nottenburg

/s/ Andrew Schaap	Director	July 8, 2026
Andrew Schaap